Tortoise Capital Resources Corp. Announces Stockholder Approval of Proposal to Authorize Withdrawal of Election to be Treated as a Business Development Company

 LEAWOOD, Kan.--April 8, 2011--(BUSINESS WIRE)-- Tortoise Capital Resources Corp. (NYSE: TTO) (the company) today announced that its stockholders approved a proposal to authorize the withdrawal of the Company's election to be treated as a business development company (BDC) under the Investment Company Act of 1940.

TTO intends to exercise its ability to withdraw as a BDC when its investments no longer meet the qualifying asset tests of BDC requirements. Following withdrawal of its BDC election, TTO would have the flexibility to invest in real, physical assets, rather than investment securities. TTO will seek to identify and invest in energy infrastructure assets that have the potential to become real estate investment trust (REIT) qualified. The Company may in the future elect to be taxed as a REIT, provided that it has qualifying assets and income to permit such election.

At the company's Annual Meeting of Stockholders the following proposals were also approved: (i) election of one director, (ii) ability to sell or otherwise issue warrants, rights or options to subscribe for or convertible into shares of common stock and issue common shares underlying such warrants, rights or options upon their exercise and (iii) the ratification of Ernst & Young LLP as the company's independent registered public accounting firm for the fiscal year ending Nov. 30, 2011.

About Tortoise Capital Resources Corp.

Tortoise Capital Resources invests primarily in privately held and micro-cap public companies operating in the U.S. energy infrastructure sector.

About Tortoise Capital Advisors, LLC

Tortoise is an investment manager specializing in managing portfolios of MLPs and other energy companies. As of March 31, 2011 the adviser had approximately $6.6 billion of assets under management in six NYSE-listed investment companies and private accounts. For more information, visit our Web site at www.tortoiseadvisors.com.

Safe Harbor Statement

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Forward-Looking Statement

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although the company and Tortoise Capital Advisors believe that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the company's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, the company and Tortoise Capital Advisors do not assume a duty to update this forward-looking statement. Any distribution paid in the future to our stockholders will depend on the actual performance of the company's investments, its costs of leverage and other operating expenses and will be subject to the approval of the company's Board and compliance with asset coverage requirements of the Investment Company Act of 1940 and the leverage covenants.

Tortoise Capital Advisors, LLC
Pam Kearney, 866-362-9331
Investor Relations
pkearney@tortoiseadvisors.com